NEWS RELEASE

Media Contact:	Investor Contact:
Gia L. Oei, 603-929-2489	Carolyn Miller, 603-929-2381
E-mail: Gia.Oei@fishersci.com	E-mail: Carolyn.Miller@fishersci.com

Fisher Scientific to Divest Atos Medical AB

HAMPTON, N.H., March 8, 2005 — Fisher Scientific International Inc. (NYSE: FSH) announced today that it has signed a definitive agreement to sell Atos Medical AB, a manufacturer of ear, nose and throat medical devices with 2004 sales totaling $35 million, to Nordic Capital for $110 million in cash.

     Acquired by Fisher in its 2003 transaction with Perbio Science AB, Sweden-based Atos Medical is the world leader in providing devices designed to rehabilitate the voice and pulmonary functions after laryngectomy for the treatment of cancer. Atos also provides other devices for the treatment of ear and sinus diseases.

     The transaction is subject to customary closing conditions. Fisher expects to complete the transaction by the beginning of the second quarter.

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Fisher Scientific to Divest Atos Medical AB – 2

Fisher Scientific: A World Leader in Serving Science
Fisher Scientific International Inc. (NYSE: FSH) is a leading provider of products and services to the scientific community. Fisher facilitates discovery by supplying researchers and clinicians in labs around the world with the tools they need. We serve pharmaceutical and biotech companies; colleges and universities; medical-research institutions; hospitals; reference, quality-control, process-control and R&D labs in various industries; as well as governments and first responders. From biochemicals, cell-culture media and proprietary RNAi technology to rapid-diagnostic tests, safety products and other consumable supplies, Fisher provides more than 600,000 products and services. This broad offering, combined with Fisher’s globally integrated supply chain and unmatched sales and marketing presence, helps make our 350,000 customers more efficient and effective at what they do.

Founded in 1902, Fisher Scientific is a FORTUNE 500 company and is a component of the S&P 500 Index. Fisher has approximately 17,000 employees worldwide, and our annual revenues are expected to exceed $5 billion in 2005. Fisher Scientific is a company committed to high standards and delivering on our promises — to customers, shareholders and employees alike. Additional information about Fisher is available on the company’s Web site at www.fisherscientific.com.

Forward-looking Statements
This announcement includes forward-looking statements. Fisher Scientific has based these forward-looking statements on its current expectations and projections about future events. Although Fisher Scientific believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. Fisher Scientific undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.

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